Exhibit 33.1

ACQUISITION AGREEMENT

by and between

Feel Golf Co., Inc.

a California corporation,

on the one hand

and

New Castle County Services, Inc.

a Delaware corporation

on the other hand

ACQUISITION AGREEMENT

This Acquisition Agreement (the “Agreement”) dated as of May 10, 2013, is made by and among Feel Golf Co., Inc., a California corporation (the “Company” or “FGC”) and New Castle County Services, Inc., a Delaware corporation (“NCCS”).

RECITALS

A. NSCC owns the Assets set forth on Exhibit A; and

B. FGC desires to purchase from NCCS the Assets for the Acquisition Consideration (As defined Section 2.1 below).

NOW THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Unless the context otherwise requires, the terms defined in this Section 1 will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the indicated Person.

“Agreement” means this Acquisition and Share Exchange Agreement, including all Schedules and Exhibits hereto, as this Acquisition and Share Exchange Agreement may be from time to time amended, modified or supplemented.

“Approved Plans” means any stock option or similar plan for the benefit of employees or others which has been approved by the stockholders of FGC.

“Assets” means those assets of NCCS as listed on Exhibit A and owned by the NCCS as of the Closing Date

“Closing Date” has the meaning set forth in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common stock, $0.001 par value per share, of FGC.

“Commission” or “SEC” means the Securities and Exchange Commission of the United States of America.

 “Equity Security” means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will then be in effect.

“Exhibits” means the several exhibits referred to and identified in this Agreement.

“FGC Board” means the Board of Directors of FGC.

“FGC” means Feel Golf Co., Inc.

“FGC Common Shares” means shares Common Stock of FGC.

“FGC Preferred Shares” means shares of Series A Convertible Preferred Stock of FGC.

“GAAP” means, with respect to any Person, Accounting Principles Generally Accepted in the United States of America applied on a consistent basis with such Person's past practices.

“Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

“Indebtedness” means any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

“Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

“Material Contract” means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of the type and nature that FGC is required to file with the Commission.

“Material Adverse Effect” means, when used with respect to FGC or NCCS, as the case may be, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of FGC or NCCS, as the case may be, in each case taken as a whole or (b) materially impair the ability of FGC or NCCS, as the case may be, to perform their obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which FGC or NCCS, as the case may be, operate.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

“Permitted Liens” means (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen's compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and material men and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and (d) Liens that would not have a Material Adverse Effect.

“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Rule 144” means Rule 144 under the Securities Act, as the same may be amended from time to time, or any successor statute.

”Schedules” means the several schedules referred to and identified herein, setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement.

“SEC Documents” has the meaning set forth in Section 6.26.

“Section 4(2)” means Section 4(2) under the Securities Act, as the same may be amended from time to time, or any successor statute.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

“Survival Period” has the meaning set forth in Section 12.1.

“Taxes” means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

“Tax Group” means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which FGC is now or was formerly a member.

“Tax Return” means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

ARTICLE 2

ACQUISITION CONSIDERATION

2.1 Consideration.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with any and all applicable state Laws, NCCS will transfer, assign, convey, and set over unto FGC, and FGC will receive and accept from NCCS, all of the right, title and interest to the Assets, free and clear of any Lien, in exchange for the following Acquisition Consideration:

(a) $150,000.  FGC shall pay NCSS $150,000 no later than November 10, 2014.

(b) Convertible Promissory Note.  Upon the Closing, FGC shall deliver to NCCS a promissory note (the “Promissory Note”) in the amount of $850,000.  The promissory note shall be convertible into FGC Common Stock at NCCS’s option at a conversion price equal to the average closing price of the FGC Common Stock in the ten days prior to date that notice to convert is given by NCCS to FGC.

ARTICLE 3

CLOSING

3.1 Closing. The closing (the “Closing”) of this Acquisition Agreement will occur at the offices of the Company, on or before May 10, 2013 (or at such later date agreed to in writing by the parties) (the “Closing Date”). At the Closing, NCCS will deliver to FGC the assets, against delivery to NCCS by FGC of the Promissory Note.

3.2 Report Form 8-K Filing.  Within four (4) business days of the Closing, FGC shall file a Current Report on Form 8-K with the Commission reporting the acquisition of NCCS by FGC.

3.3 NCCS Financial Statements.  Within the time prescribed in Item 9.01 of Form 8-K, NCCS shall provide such financial statements for the filing of a Report on Form 8-K, as required therein.

ARTICLE 4

Intentionally omitted.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES BY NCCS

NCCS represents and warrants to FGC as follows:

5.1 Authority.  NCCS is duly incorporated and validly existing under the laws of the State of Delaware, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be so organized, existing and in good standing or to have such authority or power will not, in the aggregate, either (i) have a material adverse effect on the business, assets or financial condition of NCCS, or (ii) materially impair the ability of NCCS to perform their material obligations under this Agreement (any of such effects or impairments, a “Material Adverse Effect”).  NCCS is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect.

5.2 Subsidiaries.   NCCS does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

5.3 Articles of Incorporation and Bylaws. The copies of the Articles of Incorporation of NCCS (the “Organizational Documents”) that have been delivered to FGC prior to the execution of this Agreement are true and complete and have not been amended or repealed.  NCCS is not in violation or breach of any of the provisions of the Organizational Documents, except for such violations or breaches as, in the aggregate, will not have a Material Adverse Effect.

5.4 Authorization and Validity of this Agreement. The execution, delivery and performance by NCCS of this Agreement is within NCCS's corporate powers, have been duly authorized by all necessary corporate action, do not require from the Board or of NCCS or Goldin any consent or approval that has not been validly and lawfully obtained, require no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government that has not been validly and lawfully obtained, filed or registered, as the case may be, except for those that, if not obtained or made would not have a Material Adverse Effect.

5.5 No Violation. None of the execution, delivery or performance by NCCS of this Agreement or any other agreement or instrument contemplated hereby to which NCCS is a party, nor the consummation by NCCS of the transactions contemplated hereby will violate any provision of the Organizational Documents, or violate or be in conflict with, or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the creation of imposition of any Lien under, any agreement or instrument to which NCCS is a party or by which NCCS is or will be bound or subject, or violate any laws.

5.6 Binding Obligations. Assuming this Agreement has been duly and validly authorized, executed and delivered by FGC, NCCS and Goldin, this Agreement is, and as of the Closing each other agreement or instrument contemplated hereby to which NCCS is a party, will have been duly authorized, executed and delivered by NCCS and will be the legal, valid and binding Agreement of NCCS and is enforceable against NCCS in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

5.7 Capitalization and Related Matters.

(a) Capitalization.  The authorized capital stock of NCCS consists of (a) 100 shares of Common Stock, of which 100 shares are issued and outstanding.  There are no outstanding or authorized options, warrants, calls, subscriptions, rights (including any preemptive rights or rights of first refusal), agreements or commitments of any character obligating NCCS to issue any shares of its Common Stock or any other Equity Security of NCCS.  All issued and outstanding shares of NCCS's capital stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

(b) No Redemption Requirements. There are no outstanding contractual obligations (contingent or otherwise) of NCCS to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, NCCS or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(c) Duly Authorized. Upon delivery to FGC of certificates representing the NCCS shares in accordance with the terms of this Agreement, said shares will have been validly issued and fully paid and will be nonassessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens that might have been created by FGC and restrictions on transfer imposed by this Agreement and the Securities Act.

5.8 Shareholders.  Michael Goldin is the sole shareholder of record and beneficial owner of NCCS.  Except as expressly provided in this Agreement, no Holder of Shares or any other security of NCCS or any other Person is entitled to any preemptive right, right of first refusal or similar right as a result of the issuance of the shares or otherwise. There is no voting trust, agreement or arrangement among any of the Holders of any Equity Securities of NCCS affecting the exercise of the voting rights of any such Equity Securities.

5.9 Compliance with Laws and Other Instruments.  Except as would not have a Material Adverse Effect, the business and operations of NCCS have been and are being conducted in accordance with all applicable foreign, federal, state and local laws, rules and regulations and all applicable orders, injunctions, decrees, writs, judgments, determinations and awards of all courts and governmental agencies and instrumentalities.  NCCS is not, and is not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of the Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which NCCS is a party or by which any of NCCS's properties, assets or rights are bound or affected. To the knowledge of NCCS, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which NCCS is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof.  NCCS is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of NCCS, any event or circumstance relating to NCCS that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits NCCS from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

5.10 Certain Proceedings. There is no pending Proceeding that has been commenced against NCCS and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement. To NCCS's knowledge, no such Proceeding has been threatened.

5.11 No Brokers or Finders. No person has, or as a result of the transactions contemplated herein will have, any right or valid claim against NCCS for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and NCCS will indemnify and hold FGC harmless against any liability or expense arising out of, or in connection with, any such claim.

5.12  Board Recommendation. The Board of NCCS has, by unanimous written consent, determined that this Agreement and the transactions contemplated by this Agreement, are advisable and in the best interests of NCCS's shareholder.

5.13  Assets. The Assets of NCCS are as set forth on Exhibit A and are owned by NCCS free and clear of any adverse interest, encumbrance or lien or any other thing that may prevent NCCS from having good title thereto. Further, NCCS represents and warrants that such assets have not been diminished or wasted in any way from date hereof through the closing date and that neither he nor NCCS has allows such assets to be encumbered in any way.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF FGC

FGC represents and warrants to NCCS as follows:

6.1 Organization and Qualification.  FGC is duly organized, validly existing and in good standing under the laws of the State of California, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, except where the failure to be so organized, existing and in good standing, or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect.    FGC is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned, held or operated makes such qualification, licensing or domestication necessary, except where the failure to be so duly qualified, licensed or domesticated and in good standing would not have a Material Adverse Effect.

6.2 Authorization.  FGC has all requisite authority and power (corporate and other), to enter into this Agreement, to consummate the transactions contemplated by this Agreement, and to perform its obligations. The execution, delivery and performance by FGC of this Agreement has been duly authorized by all necessary corporate action.

6.3 No Violation.  The execution or delivery by FGC of this Agreement will not, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of any FGC Company; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which any FGC Company is a party or by which the properties or assets of FGC are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which FGC, or any of the properties or assets owned or used by  FGC, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by FGC or that otherwise relate to the business of, or any of the properties or assets owned or used by,  FGC, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

6.4 No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against any FGC Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

ARTICLE 7

COVENANTS OF NCCS AND GOLDIN

7.1 Access and Investigation. Between the date of this Agreement and the Closing Date, NCCS will, and will cause each Company Subsidiary to, (a) afford FGC and its agents, advisors and attorneys during normal business hours, full and free access to Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish FGC and its agents, advisors and attorneys with copies of all such contracts, books and records, and other existing documents and data as FGC may reasonably request, and (c) furnish FGC and its agents, advisors and attorneys with such additional financial, operating, and other data and information as FGC may reasonably request.

7.2 Operation of the Business of NCCS.  Between the date of this Agreement and the Closing Date, NCCS will:

(a) conduct its business only in the ordinary course of business;

(b) use its best efforts to preserve intact its current business organization and business relationships; and

(c) otherwise report periodically to FGC concerning the status of its business, operations, and finances.

7.3 No Transfers of Capital Stock.

(a) Between the date of this Agreement and the Closing Date, Goldin shall not assign, transfer, mortgage, pledge or otherwise dispose of any or all of the Shares (or any interest therein) or grant any Person the option or right to acquire such Shares (or any interest therein).

(b) Between the date of this Agreement and the Closing Date, NCCS shall not, and shall cause each Company Subsidiary not to, assign, transfer, mortgage, pledge or otherwise dispose of any or all of the capital stock of any Acquired Company (or any interest therein) or grant any Person the option or right to acquire the capital stock of any Acquired Company (or any interest therein).

7.4 Notification.  Between the date of this Agreement and the Closing Date, NCCS and Goldin will promptly notify FGC in writing if NCCS or Goldin becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of NCCS or Goldin, as the case may be.

7.5 Closing Conditions. Between the date of this Agreement and the Closing Date, each of NCCS and Goldin will use its commercially reasonable efforts to cause the conditions in Section 7 to be satisfied.

ARTICLE 8

COVENANTS OF FGC

8.1 Access and Investigation. Between the date of this Agreement and the Closing Date, FGC will, and will cause each of FGC Subsidiaries to, (a) afford NCCS and its agents, advisors and attorneys during normal business hours full and free access to each FGC Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish NCCS and its agents, advisors and attorneys with copies of all such contracts, books and records, and other existing documents and data as NCCS may reasonably request, and (c) furnish NCCS and its agents, advisors and attorneys with such additional financial, operating, and other data and information as NCCS may reasonably request.

8.2 Operation of the Business of FGC. Between the date of this Agreement and the Closing Date, FGC will cause each of FGC Subsidiaries to:

(a) conduct its business only in the ordinary course of business;

(b) use its best efforts to preserve intact the current business organization and business relationships, including, without limitation, relationships with suppliers, customers, landlords, creditors, officers, employees and agents;

(c) confer with NCCS concerning operational matters of a material nature; and otherwise report periodically to NCCS concerning the status of its business, operations, and finances.

ARTICLE 9

TERMINATION

9.1 Termination Events.   This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by mutual consent of FGC and NCCS (acting jointly);

(b) by FGC, if any of the conditions have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of FGC to comply with its obligations under this Agreement) and FGC has not waived such condition on or before the Closing Date; or (ii) by Goldin (acting jointly), if any of the conditions have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of any Goldin to comply with its obligations under this Agreement) and Goldin (acting jointly) have not waived such condition on or before the Closing Date;

(c) by either FGC or NCCS (acting jointly), if there shall have been entered a final, non-appealable order or injunction of any Governmental Authority restraining or prohibiting the consummation of the transactions contemplated hereby;

(d) by FGC, if, prior to the Closing Date, NCCS is in material breach of any representation, warranty, covenant or agreement herein contained and such breach shall not be cured within 10 days of the date of notice of default served by FGC claiming such breach; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to FGC if FGC is in material breach of this Agreement at the time notice of termination is delivered;

9.2 Effect of Termination.  Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate.

ARTICLE 10

GENERAL PROVISIONS

10.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

10.2 Public Announcements. FGC may issue a press release disclosing the transactions contemplated hereby. NCCS and FGC shall consult with each other in issuing any other press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing party shall provide the other party with prior notice of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reasonable comments of the other party.

10.3 Confidentiality.

(a) Subsequent to the date of this Agreement, FGC and NCCS will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any required filing with the Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

(b) In the event that any party is required to disclose any information of another party pursuant to clause (i) or (ii) of Section 10.3(a), the party requested or required to make the disclosure (the “disclosing party”) shall provide the party that provided such information (the “providing party”) with prompt notice of any such requirement so that the providing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 10.3. If, in the absence of a protective order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party's information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party's information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the providing party's information.

(c) If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

10.4 Notices

.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, (a) if delivered in person or by courier, (b) if sent by nationally recognized overnight delivery service, (c) if mailed by certified or registered mail, postage prepaid, return receipt requested, or (d) if transmitted by facsimile with receipt confirmed, as follows:

If to FGV:	Feel Golf Co., Inc.

200 S. Andrews Ave

Suite 703b

Attention: Victoria Rudman

If to NCCS or	New Castle County Services, Inc.
Goldin:	P.O. Box 276158
Boca Raton, FL 33496 Attention: Michael Goldin

or to such other address as the Party to be notified shall have furnished to the other Parties in writing.  Any notice given in accordance with the foregoing shall be deemed to have been given, (i) at the time of delivery, when delivered in person or by courier, (ii) one business day after sending by nationally recognized overnight delivery service, (iii) three business days following the date on which it shall have been mailed by certified or registered mail, postage prepaid, return receipt requested, or (iv) at the time of transmittal, when transmitted by facsimile with receipt confirmed.

10.5 Arbitration. Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in Miami-Dade County, Florida in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having proper jurisdiction.

10.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

10.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

10.9 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

10.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.11 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

10.12 Governing Law. This Agreement will be governed by the laws of the State of Florida without regard to conflicts of laws principles.

10.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Acquisition Agreement as of the date first written above.

“FGC”: Feel Golf Co., Inc. a California corporation
By: /s/ Victoria Rudman Name: Victoria Rudman Title: Chief Executive Officer “NCCS”:

New Castle County Services, Inc. a Delaware corporation
By: /s/ Michael Goldin Name: Michael Goldin Title: President With the Consent of
“GOLDIN”

By: /s/ Michael Goldin Name: Michael Goldin

Exhibit A
Asset List

1.	For the owned domain names:
•	Mind360.com
•	BrainGames360.com
•	Blog
a.	Domain names and related hosting accounts if exist.
b.	Website code for the full site functionality, including Client side and Server side.
c.	Website graphics
d.	Specifications
e.	All available research
f.
Website content, with the following exception: The name of the Chief Psychologist Eran Chajut will be removed from the website unless or until such time the that the Acquirer reaches an agreement with Eran Chajut.

2.	All subcontractors and suppliers agreements.
3.	All licenses used with relationship to SMS LTD assets (including Microsoft, SSL, and others if exist).
4.	Access and passwords required to manage the assets.
5.	Operational agreements, including:
a.	Hosting (GNS)
b.	AllCharge (CC clearing)
6.	Brain training games - Cognitive Training Games SMS LTD.
a.	Development and research documentation
b.	API
c.	Algorithms
d.	In-game cognitive methodologies
e.	Programming Code
f.	Graphics and animations
7.	All marketing material, including newsletters, branding material, brochures etc.
8.	Hardware:
a.	Backup disk